Exhibit 99.1

Edgewise Therapeutics Reports Third Quarter 2021 Financial Results

– Announced positive topline results from the EDG-5506 Phase 1 multiple ascending dose (MAD) study in healthy volunteers (HV) –

– Dosed first Becker muscular dystrophy (BMD) patients with EDG-5506 as part of the ongoing Phase 1b trial –

– Phase 2 trials in BMD and Duchenne muscular dystrophy (DMD) expected to start in 2022 –

– Cash and marketable securities of $290 million as of September 30, 2021 –

BOULDER, Colo.--(BUSINESS WIRE)--November 10, 2021--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, today reported financial results for the third quarter 2021 and recent business highlights.

“We achieved a significant milestone with our positive topline results from the EDG-5506 Phase 1 MAD study, which support advancing the program into individuals with Becker and Duchenne,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “As we look to the remainder of 2021 and into 2022, I am very excited about the Company’s potential as we continue to advance and expand the EDG-5506 program and our research programs. Our experienced team is working with urgency to help make a difference in the lives of individuals with rare muscle disorders.”

Recent Highlights

Announced Positive Topline Results from the EDG-5506 Phase 1 MAD Study in HVs and Dosed First BMD Patients

The Company announced positive topline results from the MAD portion of a first-in-human Phase 1 clinical trial assessing the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of escalating doses of EDG-5506, an orally administered small molecule myosin inhibitor designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies such as DMD and BMD.

EDG-5506 was shown to be generally well tolerated at all doses studied with no adverse events seen in laboratory values, electrocardiograms or other vital signs. The most common adverse events were dizziness and somnolence, which were mild, transient and self-resolving. At projected therapeutic levels, as exposure increased over time, the incidence of adverse events generally decreased, suggesting development of tolerance. PK data demonstrated robust target engagement with high muscle exposures consistent with EDG-5506’s expected high affinity binding to myosin in fast skeletal muscle fibers. The PD effects of EDG-5506 were evaluated using a trans-magnetic device used to elicit involuntary leg twitch. EDG-5506 inhibited involuntary twitch in HVs at muscle concentrations consistent with levels demonstrating efficacy in preclinical disease models. Importantly, dosing with EDG-5506 was not found to affect voluntary grip, shoulder or hip strength and there was no evidence of negative impact observed on alternate forms of myosin elsewhere in the body (e.g., cardiac). These compelling observations provide preliminary evidence of a dose dependent, selective inhibition of fast skeletal muscle fibers following multiple doses of EDG-5506.

Based on these favorable results, the Company anticipates initiation of Phase 2 trials in individuals with BMD in the first half of 2022 and DMD in the second half of 2022. Moreover, the Company has also started dosing individuals with BMD as part of the ongoing Phase 1b clinical trial. The Company also expects to initiate a follow-on open-label study in BMD patients in the first quarter of 2022 to explore the above parameters over three months.

Advanced Preclinical Research Programs

As part of its EDG-002 program, Edgewise is advancing a cardiac muscle modulator with a novel mechanism of action, initially targeting inherited hypertrophic cardiomyopathy (HCM). Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM.

Strengthened Engagement with Muscular Dystrophy Community

In September 2021, Edgewise sponsored the Jett Foundation’s World Duchenne Awareness Day Celebration. In October 2021, Edgewise leadership introduced its lead program, EDG-5506, at the CureDuchenne FUTURES national conference and also to the Jett Foundation community. The presentations are available on the events and presentations page of the Edgewise website at www.edgewisetx.com.

Third Quarter 2021 Financial Results

Cash, cash equivalents and marketable securities were $290 million as of September 30, 2021.

Research and development expenses were $9.9 million for the third quarter 2021, compared to $3.2 million for the third quarter of 2020. The increase of $6.6 million was primarily driven by $3.1 million of higher external research and development expenses related to the Company’s Phase 1 clinical trial of EDG-5506, an increase of $1.2 million related to increased drug discovery and preclinical development of the Company’s other programs and an increase of $2.3 million in employee-related costs, due largely to an increased employee headcount and stock-based compensation to support the growth of the Company’s research and development programs.

General and Administrative expenses were $3.2 million for the third quarter 2021, compared to $0.4 million for the third quarter of 2020. The increase of $2.8 million was primarily related to the cost related to operating as a public company, including $1.1 million in increased employee-related costs from increased headcount and stock-based compensation, $0.7 million in increased directors and officers insurance and $1.0 million in increased professional, consulting and other administrative costs.

Net loss and net loss per share for the third quarter of 2021 was $12.9 million or $0.26 per share, compared to $3.6 million for the same quarter in 2020.

About EDG-5506 for DMD and BMD

EDG-5506 is an orally administered small molecule designed to address the root cause of dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action to selectively limit injurious hypercontraction stress caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

EDG-5506 is advancing in a Phase 1 clinical trial designed to evaluate safety, tolerability, PK and PD of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). The Company expects to report topline data in BMD patients later in 2021. Go to clinicaltrials.gov to learn more about this study (NCT04585464).

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare muscle disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue, initially focused on addressing rare neuromuscular and cardiac diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter andFacebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506, EDG-6289 and EDG-002; statements about the expected timing of Edgewise’s commencement of Phase 2 clinical trial of EDG-5506 and its open-label study in BMD patients; statements regarding the potential of the a molecule that Edgewise has characterized; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and Edgewise’s other product candidates in its EDG-6289, EDG-002 and EDG-003 programs; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$9,880	$3,238	$23,101	$9,844
General and administrative	3,196	405	7,292	1,004
Total operating expenses	13,076	3,643	30,393	10,848
Loss from operations	(13,076)	(3,643)	(30,393)	(10,848)
Interest income	127	1	276	67
Net loss	$(12,949)	$(3,642)	$(30,117)	$(10,781)
Net loss per share - basic and diluted	$(0.26)	$(3.68)	$(0.90)	$(16.62)
Weighted-average shares outstanding, basic and diluted	49,264,938	989,203	33,535,829	648,611
Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	September 30,	December, 31
	2021	2020
Assets
Cash, cash equivalents and marketable securities	$290,484	$129,094
Other assets	3,964	2,042
Total assets	$294,448	$131,136
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Liabilities	9,049	4,342
Convertible preferred stock	-	160,214
Stockholders' equity (deficit)	285,399	(33,420)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$294,448	$131,136

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com